Exhibit 99.1

Manitex International, Inc. Reports Fourth Quarter and Full Year 2010 Results

Company Achieves 98% Increase in Fourth Quarter Revenue

Backlog Rises 80% to $40 million

Earnings per Share of $0.08 in the Fourth Quarter and $0.19 for the Full Year

Bridgeview, IL, March , 2011 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced fourth quarter and full year 2010 revenues of $29.5 million and $95.9 million respectively, representing 98% and 72% respective year-over-year increases. Net income for the fourth quarter of 2010 was $0.9 million or $0.08 per share and $2.1 million or $0.19 per share for the full year 2010.

Fourth Quarter 2010 Financial Highlights:

•

Net revenues for the quarter ended December 31, 2010 were $29.5 million, representing a 98% increase from $14.9 million in the fourth quarter of 2009 and a sequential increase of $4.7 million or 19% from the third quarter of 2010. Excluding the impact of acquisitions and new operations, net revenues increased 38% from the prior year’s comparable period.

•	EBITDA(1) for the fourth quarter of 2010 was $2.9 million, or 9.6% of sales, the highest yet achieved by the company, compared to $0.4 million or 2.9% for the fourth quarter of 2009.

•

Gross profit of $7.7 million, or 25.9% of sales was an improvement of $4.2 million and 280 basis points compared to $3.4 million, or 23.1% in the fourth quarter of 2009. On a sequential quarter basis, gross profit improved $1.8 million or 31% on a sequential sales increase of 19%.

•

Net income for the fourth quarter of 2010 was $0.9 million or $0.08 per share (2), compared to a fourth quarter 2009 net income of $3.8 million or $0.34 per share that included the impact of a bargain purchase gain of $2.9 million ($0.26 per share) and tax benefit of $1.7 million ($0.16 per share).

Chairman and Chief Executive Officer, David Langevin, commented, “We are encouraged by the significant improvement in our performance in 2010 rebounding from the severe conditions of 2009. Throughout this downturn, we have driven for expansion of our business and financial results by embarking on a broad international diversification program combined with the addition to our portfolio of several well established and respected product lines through acquisitions and by initiating an operating agreement with CVS which may lead to an acquisition of this business. By combining these measures with cost controls and a product emphasis on specialized lifting equipment, for the quarter and the year ended December 31, 2010, we are able to report a significant improvement in our top line sales and record EBITDA margins. We believe that with our platform of niche products serving higher growth markets, we may well see continued expansion of the business as the overall economy continues a slow recovery.

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Net revenues of $29.5 million in the fourth quarter of 2010 increased $14.6 million or 98% over the fourth quarter of 2009. Acquisitions, the CVS Ferrari operating agreement and new operations started in 2010(3) contributed $9.0 million of this increase with the balance of $5.6 million representing organic growth, equal to 38%. The increase in organic revenues reflects revenue increases in all major product categories, with cranes up 28%, material handling up 46% and equipment distribution up 100%. Crane sales continue to reflect strong demand from new product introductions for the specialty energy and utility markets in both the US and internationally, while material handling products benefited from strong governmental and military demand for specialized equipment. On a sequential quarter basis, revenues increased 19% largely due to material handling equipment, including a strong performance from the first full quarter of CVS Ferrari operations.

Gross profit of $7.7 million and gross margin of 25.9% were $4.2 million and 280 basis points, respectively, above the fourth quarter of 2009. The improvement in gross margin percentage resulted from higher margin product mix in sales, particularly in the military material handling and higher capacity and specialized crane products, and from the restructuring and cost control actions taken during 2009 which with increased volumes led to improved absorption. The company’s currency hedging program has also been successful in managing the volatile currency exchange rates. On a sequential quarter basis, gross profit increased 31% on sales that increased 19% as we were able to leverage our facilities and obtain improved efficiencies as well as benefiting from improved product mix.

Operating expenses for the fourth quarter 2010 were $4.0 million excluding expenses of $1.6 million relating to acquisitions, the CVS Ferrari operating agreement and new operations started in 2010, compared to the fourth quarter 2009 of $3.7 million, excluding the accounting treatment for the gain of $2.9 million on bargain purchase for the Loadking acquisition. SG&A expense accounted for a $0.4 million increase deriving from reinstated compensation costs and selling costs, offset by restructuring costs reductions of $0.1 million.

Consolidated backlog at December 31, 2010 was $39.9 million, representing an increase of 80% from $22.1 million at December 31, 2009, and 21% from September 30, 2010.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “Fourth quarter 2010 results built upon the momentum from the third quarter and were again strong on all fronts. Compared to the fourth quarter of 2009, our increase in revenues of $14.6 million generated incremental operating income of $2.3 million, a rate of 15%, after adjusting for the 2009 bargain purchase gain. This incremental rate was also consistent for the full year of 2010 demonstrating good operating leverage in our business. EBITDA of $2.9 million or 9.6% of sales for the quarter was the highest rate achieved by the company to date. These results were achieved despite sluggish demand in our core markets, as we were able to achieve strong performance from targeted energy, military, container handling and utility sectors as well as continued expansion into higher growth, non – US markets that represented 38% of our revenues for 2010.

Mr. Rooke continued, “In addition to driving financial results, we continue to focus on maintaining a healthy balance sheet as we move into more of a growth phase. In the third quarter 2010 our operating working capital as a percentage of annualized last quarter’s sales improved to 35%, from 49% at December 31, 2009, and we continued this improvement in the fourth quarter, moving to 31%. Our initial target in this regard is to return to the quarter four 2008 levels of 25% as the supply chain firms up its delivery capabilities.”

Full Year 2010 Highlights

•	Net sales for the year ended December 31, 2010 were $95.9 million, representing a 72% increase from the full year 2009.

•	Gross profit of $23.3 million was a $12.2 million increase on full year 2009, and at 24.3% gross margin was an improvement of 430 basis points from the full year of 2009.

•

Net income of $2.1 million for the year ended December 31, 2010 compared to a net loss of ($0.2) million, after adjusting for bargain purchase gains on the acquisitions of Badger and Loadking, for the year ended December 31, 2009.

•

Working capital at December 31, 2010 was $31.7 million, compared to $25.6 million at December 31, 2009. Operating working capital improved to 31% of annualized last quarter’s sales compared to 49% at December 31, 2009.

•	EBITDA (1) for the year ended December 31, 2010 was $8.7 million, or 9.0% of sales, compared to $2.0 million or 3.5% for the full year 2009. This is the highest rate yet achieved by the company.

(1) EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2) Weighted average diluted shares outstanding for the fourth quarter and full year of 2010 were 11,395,814 and 11,380,966 respectively. Weighted average diluted shares outstanding for the fourth quarter and full year of 2009 were 11,173,332 and 10,965,444 respectively.

(3) Acquisitions, the CVS Ferrari operating agreement and new operations started in 2010 refer to the Loadking acquisition completed on December 31, 2009, the agreement signed June 30th 2010 to rent CVS assets, and the establishment of the new division of Equipment Distribution, North American Equipment Exchange (NAEE) started in June 2010.

Outlook

With the visibility from our year end backlog of $40 million, current production schedules and projected sales of CVS Ferrari which is performing profitably in line with our expectations, we expect a solid improvement in our sales for the first quarter of 2011 when compared with the first quarter of 2010, which was approximately $22 million. First quarter profits will be impacted by the higher than normal quarterly accounting and legal costs because of our year end SEC filings which we estimate will be approximately $250,000, as well as expenses associated with our participation in a large equipment show, ConExpo, that is held once every three years. We estimate the expenses associated with this very important show to be approximately $450,000. As a result the first quarter will be adversely impacted by these unusually high costs of $700,000. In spite of these expenses and assuming we produce everything in our first quarter schedule, we expect our first quarter EPS to exceed the comparable period of 2010 which was $0.03 cents per share.

For the remainder of the year, we expect our strategy of serving specialty markets, such as, energy, railroads, and utilities to continue to serve us well and lead to double digit growth in sales on a year over year comparison in our existing businesses. Additionally we expect incremental sales from our CVS operating agreement. Our expectations are for a slow recovery in the overall economy. However, with the improving economy we are experiencing increases in pricing for components and raw materials and we will continue to be diligent in working with our suppliers to control these costs. We should also be able to see improvements in cost absorption that comes with increases in our volume. In conclusion, our overall message is that our business model puts us on firm footing as we enter 2011 and that we expect to continue to implement this strategy and build upon it as the economy improves.

Conference Call:

Management will today host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community.

Those interested in participating should call 1-877-941-8601 if calling within the United States or 1-480-629-9810 if calling internationally. A re-play will be available until March 24, 2011, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pass code 4415833 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago-based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment. In June 2010, we signed an agreement to operate on an exclusive rental basis, CVS Ferrari, located near Milan, Italy, which designs and manufacturers a range of reach stackers and associated lifting equipment for the global container handling market, sold through a broad dealer network.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	For the three months ended December 31,
	2010	2009
	Unaudited	Unaudited
Net revenues	$29,544	$14,934
Cost of sales	21,884	11,490

Gross profit	7,660	3,444
Operating expenses
Research and development costs	294	341
Restructuring expenses	18	75
Selling, general and administrative expense	5,293	3,275
Gain on bargain purchase	—	(2,915)

Total operating expenses	5,605	776

Operating income	2,055	2,668
Other income expense
Interest income	—	—
Interest (expense)	(620)	(556)
Foreign currency transaction gain (loss)	6	(13)
Other income	(64)	(1)

Total other expense	(678)	(570)

Income from continuing operations before income taxes	1,377	2,098

Provision (benefit) for taxes on income	445	(1,744)

Net income	$932	$3,842

Basic earning per share:
Income from continuing operations	$0.08	$0.34

Net earnings	$0.08	$0.34

Diluted earnings per share:
Income from continuing operations	$0.08	$0.34

Net earnings	$0.08	$0.34

Shares used to calculate earnings per share:
Basic	11,387,895	11,150,396
Diluted	11,395,814	11,173,332

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MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	As of December 31,
	2010	2009
	Unaudited
ASSETS
Current assets
Cash	$662	$287
Trade receivables (net)	19,557	10,969
Other receivables	1,440	49
Inventory (net)	30,694	27,277
Deferred tax asset	650	673
Prepaid expense and other	1,700	892

Total current assets	54,703	40,147

Total fixed assets (net)	10,659	11,804

Intangible assets (net)	20,403	22,401
Deferred tax asset	5,249	5,796
Goodwill	14,452	14,452
Other long-term assets	51	85

Total assets	$105,517	$94,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$2,646	$2,624
Current portion of capital lease obligations	564	520
Accounts payable	14,447	8,565
Accounts payable related parties	481	618
Accrued expenses	4,335	2,145
Other current liabilities	538	97

Total current liabilities	23,011	14,569

Long-term liabilities
Revolving term credit facilities	20,007	16,788
Deferred tax liability	5,473	5,952
Notes payable	6,119	8,323
Capital lease obligations	4,683	5,256
Deferred gain on sale of building	2,789	3,169
Other long-term liabilities	161	200

Total long-term liabilities	39,232	39,688

Total liabilities	62,243	54,257

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2009 and December 31, 2008	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,394,621 and 11,160,455 at December 31, 2010 and December 31, 2009, respectively	46,920	46,375
Warrants	1,788	1,788
Paid in capital	6	93
Accumulated deficit	(6,148)	(8,257)
Accumulated other comprehensive income	708	429

Total shareholders’ equity	43,274	40,428

Total liabilities and shareholders’ equity	$105,517	$94,685

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	For the years ended December 31,
	2010	2009	2008
	Unaudited
Net revenues	$95,875	$55,887	$106,341
Cost of sales	72,541	44,730	88,876

Gross profit	23,334	11,157	17,465
Operating expenses
Research and development costs	1,173	836	819
Restructuring expenses	176	255	329
Selling, general and administrative expense	16,448	10,537	12,909
Gain on bargain purchase	—	(3,815)	—

Total operating expenses	17,797	7,813	14,057

Operating income	5,537	3,344	3,408
Other income expense
Interest income	—	—	—
Interest (expense)	(2,450)	(1,864)	(1,961)
Foreign currency transaction gain (loss)	(65)	59	(99)
Other income	113	3	44

Total other expense	(2,402)	(1,802)	(2,016)

Income from continuing operations before income taxes	3,135	1,542	1,392

Provision (benefit) for taxes on income	1,026	(2,097)	(407)

Net income from continuing operations	2,109	3,639	1,799

Discontinued operations:
Income from discontinued operations, net of income taxes (benefit) of $0 in 2008	—	—	199
Gain on sale or closure of discontinued operations, net of $0 income tax in 2008	—	—	200

Net income	$2,109	$3,639	$2,198

Basic earning per share:
Income from continuing operations	$0.19	$0.33	$0.18
Income from discontinued operations, net of income taxes	$—	$—	$0.02
Gain on sales or closure of discontinued operations, net of income taxes	$—	$—	$0.02

Net earnings	$0.19	$0.33	$0.22

Diluted earnings per share:
Income from continuing operations	$0.19	$0.33	$0.17
Income from discontinued operations, net of income taxes	$—	$—	$0.02
Gain on sales or closure of discontinued operations, net of income taxes	$—	$—	$0.02

Net earnings	$0.19	$0.33	$0.21

Shares used to calculate earnings per share:
Basic	11,362,361	10,957,646	10,071,585
Diluted	11,380,966	10,965,444	10,375,062

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	For the years ended December 31,
	2010	2009	2008
	Unaudited
Cash flows from operating activities:
Net income	$2,109	$3,639	$2,198
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,139	2,453	2,008
Gain on bargain purchases	—	(3,815)	—
Provisions for customer allowances	67	(46)	(47)
Gain on disposal of assets	(39)	—	(36)
Deferred income taxes	93	(1,949)	(461)
Inventory reserves	123	54	47
Reserves for uncertain tax positions	(39)	(27)	13
Stock based deferred compensation	78	86	339
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(9,785)	7,856	(650)
(Increase) decrease in accounts receivable – related party	—	—	(277)
(Increase) decrease in inventory	(3,002)	(54)	(5,328)
(Increase) decrease in prepaid expenses	(793)	(533)	491
(Increase) decrease in other assets	34	(85)	—
Increase (decrease) in accounts payable	5,676	(4,307)	2,080
Increase (decrease) in accounts payable related parties	(137)	430	—
Increase (decrease) in accrued expense	2,135	(1,234)	(1,719)
Increase (decrease) in other current liabilities	438	(225)	(126)
Discontinued operations – cash provided by (used) for operating activities	—	—	(93)

Net cash provided by (used) by operating activities	97	2,243	(1,561)

Cash flows from investing activities:
Proceeds from sale of fixed assets	216	10	58
Purchase of property and equipment	(511)	(139)	(630)
Acquisition of business, net of cash acquired	—	(139)	(817)

Net cash (used) for provided by investing activities	(295)	(268)	(1,389)

Cash flows from financing activities:
Borrowing on revolving credit facility	4,077	2,419	3,219
Repayment on revolving credit facility	(1,107)	(3,163)	—
New borrowings – notes payable	1,209	997	1,809
Note payments	(3,016)	(1,943)	(1,879)
Shares repurchased for income tax withholding on share-based compensation	(20)	(6)	(7)
New capital leases	—	51	—
Repayment on capital lease obligations	(529)	(376)	(284)

Net cash provided by (used) for financing activities	614	(2,021)	2,858

Effect of exchange rate change on cash	(41)	(92)	(52)
Net decrease in cash and cash equivalents	416	(46)	(92)
Cash and cash equivalents at the beginning of the year	287	425	569

Cash and cash equivalents at end of year	$662	$287	$425

Supplemental disclosure of cash flow information:
Cash paid during the year for
Interest	$2,443	$1,828	$2,024
Income taxes	$65	$16	$161

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and twelve month periods ended December 31st, 2010 and December 31st 2009 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net income from continuing operations	932	3,842	2,109	3,639
Income tax (benefit)	445	(1,744)	1,026	(2,097)
Interest expense	620	556	2,450	1,864
Foreign currency transaction losses (gain)	(6)	13	65	(59)
Other (income) expense	64	1	(113)	(3)
Gain on Bargain Purchase	—	(2,915)	—	(3,815)
Depreciation & Amortization	795	673	3,139	2,453
Earnings before interest, taxes, depreciation and amortization (EBITDA)	2,850	426	8,676	1,982
EBITDA % to sales	9.6%	2.9%	9.0%	3.5%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended December 31, 2010, unless otherwise indicated.

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2010	September 30, 2010	December 31, 2009
Backlog	$39,905	$32,847	$22,122
12/31/2010 increase v prior period	—	21.5%	80.4%

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2010	December 31, 2009
Current Assets	$54,703	$40,147
Current Liabilities	$23,011	$14,569
Current Ratio	2.4	2.8

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	December 31, 2010	December 31, 2009
Current portion of long term debt	$2,646	$2,624
Current portion of capital lease obligations	564	520
Lines of credit	20,007	16,788
Notes payable – long term	6,119	8,323
Capital lease obligations	4,683	5,256
Debt	$34,019	$33,511

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2010	December 31, 2009
Trade receivables (net)	$19,557	$10,969
Other receivables	1,440	49
Inventory (net)	30,694	27,277
Less: Accounts payable	14,928	9,183
Total Operating Working Capital	$36,763	$29,112
% of Trailing Three Month Annualized Net Sales	31.1%	48.7%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	December 31, 2010	December 31, 2009
Net sales	$29,544	$14,934
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$118,176	$59,736

Working capital is calculated as total current assets less total current liabilities

	December 31, 2010	December 31, 2009
Total Current Assets	$54,703	$40,147
Less: Total Current Liabilities	23,011	14,569
Working Capital	$31,692	$25,578